[LOGO ILLUMINA]

                                                                   Exhibit 10.33

April 26, 2005

Christian Henry

Re: Illumina, Inc.

Dear Christian;

It gives me great pleasure to set forth the principal terms for you to join Illumina, Inc. (the "Company").

Position:              VP and Chief Financial Officer

Responsibilities:      The VP and Chief Financial Officer is a position of both
                       strategic and functional leadership having primary responsibility for the overall financial activities of the Company as well as being involved in the architecture of the Company's financial and business vision. Principal responsibilities include:

                         - Participating as a key member of the management team in corporate strategic planning,

                         - Developing the financial goals and strategy of the company,

                         - Providing management and financial reporting to the operating groups of the company,

                         - Ensuring the company is well funded through an appropriate combination of equity and debt financings,

                         -  Leading the annual financial planning process,

                         - Over time, developing as a key contact for Wall Street analysts and investors,

                         - Implementing the financial aspects of the company's ERP system,

                         - Maximizing the return on investment of the company's cash resources while maintaining a suitable risk profile,

                              -  Assuming a leadership role in corporate
                                 acquisition activities,

                              - Coordinating the corporate risk management program,

                              -  Minimizing corporate tax obligations,

                              -  Negotiating lines of credit,

                              -  Recruiting key personnel into the finance team,

                              -  Managing the corporate facilities program,

                              -  Participating in contract negotiations,

                              - Other such matters that may be determined by the management team.

                            As a Company employee you will be expected to abide by all the Company policies and procedures and sign and comply with the Company's standard form of Proprietary Information and Inventions Agreement, which prohibits unauthorized use or disclosure of the Company's proprietary information. In compliance with federal immigration law, you will be required to provide documentary evidence of your identity and eligibility of employment in the United States.

Reporting: (Direct Mgr)     Reporting to Jay Flatley, President and CEO.

Compensation:               For full-time regular employment, your base salary
                            will be $9,230.77, payable every other week, one week in arrears and subject to standard payroll deductions and withholdings. Your first paycheck will be prorated based on your employment start date.

Equity: Subject to approval by the Stock Option Committee, you will be granted an option to purchase 100,000 shares of Common Stock at a purchase price equal to the closing price of such shares on your first day of employment. The shares are subject to standard vesting over a five-year period, with 20% of the shares vesting after one year from employment Start Date of your full-time employment and thereafter 1/60th per month for the remaining 48 months. The options will be granted pursuant to the Company's 2000 Stock Plan.

Executive Bonus:            You will participate in our Executive Bonus Plan at
                            a 25% level. Your first year's pay out will be prorated, based on the number of full months that you are on board. Plans are currently being developed, and are based on both

                            Corporate financial targets (2/3 of pay out) and personal objectives (1/3 of pay out).

Relocation:                 Provided that you relocate to within 25 miles of
                            Illumina within 2 years of your start date, you will receive $20,000 as relocation compensation. This amount is subject to standard payroll deductions and withholdings, and payable on your first payday after you complete your move. If you voluntarily leave the Company within one (1) year of your relocation date, you will be required to pay back a prorated amount.

Benefits:                   You will be entitled to receive the Company's
                            standard benefits. These include medical, dental and vision insurance, which begin the first day of the following month after your hire. Life insurance, long/short-term disability insurance, employee assistance plan and 401(k) begin on your date of hire.

Employment at Will:         Your employment will be at-will, which means it may
                            be terminated at any time by you or the Company for any reason or for no reason. This at-will employment relationship cannot be changed except by written agreement signed by the CEO of the Company.

Start Date:                 Your first day of full-time regular employment will
                            be May 23, or an otherwise mutually agreeable date.

Expiration of Offer:        This offer will be valid for 7 days from the date
                            of this letter.

This letter contains the complete, final and exclusive embodiment of the terms of your employment with the Company. This letter shall be governed by California law without regard to conflict of laws principles.

Christian, we are very excited about the prospects of working together and hope that you will join us in building a pre-eminent life sciences company. If the foregoing accurately reflects our agreement, please so indicate by signing where indicated below and returning the enclosed duplicate copy of this letter to me.

Sincerely,

Jay Flatley
President and CEO
Illumina, Inc.

The foregoing is agreed and accepted.

_____________________________________           _______________________________
         Christian Henry                                   Date